w w w . e i d e b a i l l y . c o m 800 Nicollet Mall, Ste. 1300 | Minneapolis, MN 55402-7033 | T 612.253.6500 | F 612.253.6600 | EOE EXHIBIT 16.1 November 20, 2023 Securities and Exchange Commission 100 F Street NE Washington, DC 20549 Commissioners: On November 17, 2023, we provided notice to Citizens Community Bancorp, Inc. (the Company) of our decision to not stand for reelection as the Company’s independent registered public accounting firm. We have read the statements made by Citizens Community Bancorp, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, dated November 20, 2023, and are in agreement with the disclosures in the referenced Form 8-K, insofar as they pertain to our firm. We have not been requested nor are we providing any representations related to the other disclosures included in this Form 8-K. Sincerely, Eide Bailly LLP